10.1

EMPLOYMENT, NONDISCLOSURE AND NON-COMPETE AGREEMENT

THIS EMPLOYMENT, NONDISCLOSURE AND NON-COMPETE AGREEMENT (“Agreement”) is made and entered into as of this 15th day of June, 2015, by and between RICHARDSON ELECTRONICS, LTD., a Delaware corporation with its principal place of business located at 40W267 Keslinger Road, P.O. Box 393, LaFox, IL 60147-0393 (the “Company” or “Employer”), and Lee A. McIntyre III, also known as Trey, an individual whose current residence address is 4134 Birkshire Heights, Fort Mill, South Carolina 29708 (“Employee”).

RECITALS

WHEREAS, the Company and International Medical Equipment & Services, Inc., a North Carolina corporation (“IMES, Inc.”), where Employee served as President and Chief Executive Officer, are parties to an asset purchase agreement dated June 15, 2015 (“Purchase Agreement”); and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement; and

WHEREAS, the Employer desires to employ Employee as its Executive Vice President, IMES, a division of Richardson Healthcare, upon the terms and conditions stated herein; and

WHEREAS, Employee desires to be so employed by the Employer at the salary and benefits provided for herein; and

WHEREAS, Employee acknowledges and understands that during the course of his employment, Employee has and will become familiar with certain confidential information of the Employer which provides the Employer with a competitive advantage in the marketplace in which it competes, is exceptionally valuable to the Employer, and is vital to the success of the Employer’s business; and

WHEREAS, the Employer and Employee desire to protect such confidential information from disclosure to third parties or its use to the detriment of the Employer; and

WHEREAS, Employee acknowledges that the likelihood of disclosure of such confidential information would be substantially reduced, and that legitimate business interests of the Employer would be protected, if Employee refrains from competing with the Employer and from soliciting its customers and employees during and following the term of the Agreement, and Employee is willing to covenant that he will refrain from such actions.

NOW THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge and agree as follows:

ARTICLE ONE

NATURE AND TERM OF EMPLOYMENT

1.01    Employment. The Employer hereby agrees to employ Employee and Employee hereby accepts employment as the Employer’s Executive Vice President, IMES, a division of Richardson Healthcare (the “Business”).

1.02    Term of Employment. Employee’s employment pursuant to this Agreement shall commence on June 15, 2015, or such other date as may be agreed upon by Employee and the Employer and, subject to the other provisions of this Agreement, the term of such employment (the “Employment Term”) shall continue on an “at will” basis for five years.

1.03    Duties. Employee shall perform such managerial duties and responsibilities as may be assigned by the Employer’s Executive Vice President, Richardson Healthcare or such other person as the Employer may designate

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from time to time. Employee will adhere to the policies and procedures of the Employer, including, without limitation, its Code of Conduct, and will follow the supervision and direction of the Executive Vice President, Richardson Healthcare, or such other person as the Employer may designate from time to time, in the performance of such duties and responsibilities. Employee agrees to devote his full working time, attention and energies to the diligent and satisfactory performance of his duties hereunder and to developing and improving the business and best interests of the Company. Employee will use all reasonable efforts to promote and protect the good name of the Company and will comply with all of his obligations, undertakings, promises, covenants and agreements as set forth in this Agreement. Employee will not, during the Employment Term and for a period of five (5) years following the termination of employment (including without limitation by way of resignation), engage in any activity which would have, or reasonably be expected to have, an adverse affect on the Employer’s reputation, goodwill or business relationships or which would result, or reasonably be expected to result, in economic harm to the Employer.

1.04    IMES. During the Employment Term, the Company shall maintain separate internal financial reporting for the Business, with separate internal financial statements for the Business (the “Financial Statements”) as further described in this Article One below and otherwise consistent with this Agreement. The Company agrees that during the Employment Term, the Business shall be maintained as a separate internal division (i.e., IMES, a division of Richardson Healthcare) and shall do business as, inter alia, International Medical Equipment and Services. During the Employment Term, the Company shall maintain an office location in Fort Mills, SC.

1.05    During the Employment Term, the Company shall ensure that one or more of the Company’s other divisions, or an outside contractor, will use its capabilities to repair replacement parts for resale by the Business at an expense allocation to the Business to be agreed to by the Employer and Employee.

1.06    During the Employment Term, the Employer and Employee shall undertake reasonable efforts to ensure that:

(a)    the Business shall continue to operate under the business model of IMES, Inc. in which the Business will train engineers to service diagnostic imaging equipment, refurbish and sell replacement Parts for diagnostic imaging equipment, sell diagnostic imaging equipment, and provide technical support for diagnostic imaging equipment (collectively the “Core Business”);

(b)    the services in and the sales from the Core Business will continue to be provided both domestically and internationally;

(c)    the revenue and expense from, and otherwise allocated (consistent with this Agreement) to, the Business and the Core Business shall be included in the Financial Statements which shall be maintained in the separate books and records for the Business as kept by the Employer (consistent with this Agreement);

(d)    Upon mutual approval by the Employee and the Company of a business plan, the Business will, to the extent provided for in such approved business plan, sell replacement Parts for equipment produced by manufacturers of diagnostic imaging equipment in addition to and different from the Parts sold by the Core Business. The revenue and cost (including without limitation cost of sales) of all such Parts described in this clause (d) will be included in the Business’s Financial Statements regardless of where such Parts are sold and which Company division sells such Parts. For the avoidance of doubt, any and all plans, including but not limited to the addition of new infrastructure, inventory or employees, made to accommodate the sale of such Parts described in this clause (d) shall require the prior agreement of the Company. Notwithstanding anything to the contrary contained in this Agreement, the business plan, the revenue allocation and the cost allocation described in this Section 1.06(d) shall not apply to displays, flat panel detectors, new offerings taken on by the Company by business acquisition, MRI tubes and repaired MRI generators;

(e)    both the revenue and the cost of all Aquilion tubes and all Toshiba Parts (including without limitation cost of sales) shall be included in the Business’s Financial Statements regardless of where such products are sold and which Company division sells such products; and

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(f)    the Company shall use its best efforts to develop a tube that can be used in Toshiba equipment in place of the Aquilion tube (“Alternative Tube(s)”). Gross revenues and associated cost of goods sold generated from such sales, each as determined by the Company in its sole discretion, will be allocated to the Business’s Financial Statements.

As used herein, “Parts” shall mean all replacement parts used to repair or service equipment which are either harvested from complete systems or acquired directly from suppliers.

1.07    During the Employment Term, the Company intends at a time determined by the Company to implement operations that are substantially similar to the Core Business on a global basis. The revenue and expense from such operations and/or implementation shall be included in the Business’s Financial Statements. Employee shall propose the budget and shall be involved in the budgeting process for any such project.

1.08    The revenues and costs from any inventory held by the Business on the Closing Date shall be included in the Business’s Financial Statements when it is sold regardless of whether it is sold by the Business or any other Company division.

1.09    Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, the Company reserves the right to allocate to the Business’s Financial Statements as an expense an appropriate percentage of sales (as determined by the Company in its discretion) for any sales credited to the Business but made by employees of the Company which are not employees of the Business.

1.10    For the avoidance of doubt, revenues generated by the Business for sales of the Company’s products not specifically provided for in this Agreement but as may be subsequently agreed with the Company shall be included in the Business’s Financial Statements, provided that (a) the related cost of goods sold as recorded in the Company’s ERP is allocated to the Business’s Financial Statements and (b) sales of the Company’s products to customers that purchased such products from the Company in the past or from acquired product lines or businesses shall not be included in the Business’s Financial Statements.

ARTICLE TWO

COMPENSATION AND BENEFITS

For all services to be rendered by Employee in any capacity hereunder (including as an officer, director, committee member or otherwise of the Employer or any parent or subsidiary thereof or any division of any thereof) on behalf of the Employer, the Employer agrees to pay Employee so long as he is employed hereunder, and Employee agrees to accept, the compensation set forth below.

2.01    Base Salary. During the Employment Term, the Employer shall pay to Employee an annual base salary (“Base Salary”) at the rate of three hundred thousand dollars ($300,000) (reduced by any applicable withholding), payable in installments as are customary under the Employer’s payroll practices from time to time. The Employer at its sole discretion may, but is not required to, review and adjust Employee’s Base Salary from year to year; provided, however, that, except as may be agreed in writing by Employee, the Employer may not decrease the Base Salary. No additional compensation shall be payable to Employee by reason of the number of hours worked or by reason of hours worked on Saturdays, Sundays, holidays or otherwise.

2.02    Annual Bonus.
(a)    Additional payments equal to 20% of the EBITDA for the applicable preceding fiscal year (or portion thereof) of the Business (reduced by any applicable withholding, if any) (the “Annual Bonus”), shall be payable to Employee each year during the Employment Term pursuant to the payment schedule below and subject to Sections 2.02(c) and 2.02(d) below, provided that such Annual Bonus shall only be payable by the Employer to Employee for the applicable preceding fiscal year (or portion thereof) if EBITDA in such

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period exceeds $2,000,000 after taking into account any deduction for negative EBITDA, as set forth below in Section 2.02(c)(ii).

Applicable Full or Partial Fiscal Year of the Employer	Approximate Payment Date
Portion of fiscal year 2015 from the date hereof to end of fiscal year 2015	August 15, 2015
Fiscal year 2016	August 15, 2016
Fiscal year 2017	August 15, 2017
Fiscal year 2018	August 15, 2018
Fiscal year 2019	August 15, 2019
Portion of fiscal year 2020 to fifth anniversary of the date hereof (the “Stub Period”)	Within 55 days after the conclusion of the Stub Period

(b)    The Employer shall pay or cause to be paid to Employee any Annual Bonus in cash via wire transfer of immediately available funds to an account designated by Employee in writing.
(c)    Determination of EBITDA. For the purposes of this Agreement, the following definitions shall apply:
(i)    “Bonus Period” means the period commencing on the date hereof and ending on the fifth anniversary of the date hereof.
(ii)    “EBITDA” means, as determined by the Employer, acting reasonably using the Business’s Financial Statements and, for the avoidance of doubt, the allocation provisions set forth in Article One, for any given period, the earnings generated during such period by the Business after giving effect to the deduction or provision for all operating and other expenses of such Business and of the Company generally to the extent reasonably associated with revenues of the Business (“Deductible Expenses”), including, without limitation, depreciation on capital assets deployed, allocable expenses (including all sales, marketing and development costs associated with sales by the Employer of the Business’s inventory and/or sales by the Business of other of the Employer’s products as contemplated by Article One and in respect of other product sales permitted by the Company), total compensation (inclusive of bonuses) payable to any employee, agent or consultant, any Annual Bonus paid or payable pursuant to this Agreement, insurance costs and all Overhead Allocations, but before any deduction or provision for interest, income taxes, depreciation of Purchased Assets or amortization of intangible Purchased Assets, in all cases determined in accordance with GAAP. For purposes of calculating EBITDA it is expressly acknowledged that an Overhead Allocation shall be made. It is further expressly acknowledged that should EBITDA as calculated for any given period be a negative amount, such negative amount shall be carried forward and applied against any otherwise positive EBITDA of the next successive applicable periods, if any, on a dollar-for-dollar basis, so as to reduce the EBITDA for purposes of determining the Annual Bonus, if any, of such next successive applicable periods until such negative EBITDA amount has been fully applied against otherwise positive EBITDA, if any, during the Bonus Period. For the avoidance of doubt, in the event EBITDA for any given period (including as may be adjusted for any previous negative EBITDA) is positive but below $2,000,000, there will be no carryover of such EBITDA to subsequent periods.
(iii)    “Overhead Allocation” means, for any given period, a ratable allocation of general overhead expenses of the Employer applied by the Employer to the Business as operated by the Employer as mutually agreed to by Employee and the Company.

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(d)    Bonus Calculation Procedures; Bonus Acknowledgment. Within 45 days after the Employer’s fiscal year-end (except, in the case of the Stub Period, within 45 days after the conclusion of the Stub Period), the Employer shall deliver to Employee written notice reasonably detailing the Employer’s determination of any Annual Bonus for the prior year, or portion thereof (each, a “Post-Closing Payment” and collectively, the “Post-Closing Payments”) and such determination shall be final, binding and conclusive on the parties hereto absent error. Within 10 days of such written notice, the Employer shall pay or cause to be paid to Employee the amount of any such payment as so determined. Employee must, within 30 days after his receipt of the Employer’s notice, give written notice (an “Objection Notice”) to the Employer specifying in reasonable detail any finding of error in the Employer’s determination of the applicable Post-Closing Payment. If Employee does not deliver an Objection Notice within such 30-day period, the Employer’s determination of the amount of the applicable Post-Closing Payment shall be final, binding and conclusive on the parties hereto. With respect to any disputed error pertaining to such Post-Closing Payment, Employee and the Employer shall negotiate in good faith during the 30-day period after the date of the Employer’s receipt of the applicable Objection Notice to resolve any such disputes. If Employee and the Employer are unable to resolve all such disputes within such 30-day period, then within 10 days after the expiration thereof, all disputes shall be submitted to a mutually agreed upon accountant, who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within 30 days after such engagement. The accountant shall act as an arbitrator to determine only those issues that remain in dispute, and such determination shall be based solely on a review of the factual materials presented by Employee and the Employer, either on their own initiative or at the specific request of the accountant, and such accounting principles and literature as the accountant shall deem appropriate; provided, however, that the accountant’s decision for each disputed amount must be within the range of values assigned to each such item in the Employer’s notice of the applicable Post-Closing Payment and the applicable Objection Notice, respectively; and provided, further, that the Employer’s determination of any Overhead Allocations and Deductible Expenses, in each case determined by the Employer in good faith, shall be final and binding on the parties hereto and not subject to the accountant’s review or dispute hereunder. The determination of the accountant as to the disputed amounts shall be final, binding and conclusive on the parties hereto. The fees and expenses of the accountant shall be allocated by the accountant between the Employer and Employee based on the aggregate percentage which the portions of the contested amounts not awarded to each party bear to the aggregate amounts contested by such party (with the Employer paying a percentage of such fees and expenses equivalent to such percentage not awarded and Employee paying the remainder). Any agreed or accountant-determined adjustment to any disputed Post-Closing Payment shall be paid, reduced by any applicable withholding, if any, in the quarter following such agreement or determination.
(e)    Post-Closing Operation of the Business.
(i)    Without limitation to specific contractual rights provided by this Agreement, Employee acknowledges that it shall not be entitled to assert any claim against the Employer in respect of, and the Employer has no express or implied obligations under, this Agreement to conduct the Business in any particular manner after Closing. Nothing in this Agreement creates a fiduciary duty on the part of the Employer in respect of the Annual Bonus. For the avoidance of doubt, except as may be specifically set forth in this Agreement, the Employer is under no obligation to enter into any agreement, understanding or arrangement that might or would lead to earnings includable in EBITDA for purposes of calculating such payments. Employee acknowledges that, subject to any limitations as may specifically be set forth in this Agreement, the Employer may make from time to time such business decisions as it deems appropriate in the conduct of the Business, including actions that may have an impact on EBITDA of the Business and the Annual Bonus and Employee shall not have any right to claim additional Annual Bonus payments or damages so long as the actions were not taken by the Employer in bad faith for the sole purpose of decreasing the Annual Bonus.
(ii)    The parties hereto recognize that, without limitation to the other terms of this Agreement, if Employee ceases to be a full-time employee of the Employer during the Bonus Period this would likely result in the Employer having to provide significant replacement services to the Business (with the ensuing costs to be included in Deductible Expenses).

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2.03    Auto Allowance and Vacation. During the Employment Term hereunder, Employee shall be paid an auto allowance of $1,000 per month. Employee shall be entitled to vacation in accordance with the Employer’s vacation policy in effect from time to time; provided, that notwithstanding, anything to the contrary in such policy, Employee shall be eligible for four (4) weeks’ vacation per year.

2.04    Other Benefits. The Employer will provide Employee such benefits (other than bonus, auto allowance, severance, vacation) as are generally provided by the Employer to its other employees, including but not limited to, health/major medical insurance, dental insurance, disability insurance, life insurance, sick days and other employee benefits (collectively “Other Benefits”), all in accordance with the terms and conditions of the applicable Other Benefits Plans as in effect from time to time. Nothing in this Agreement shall require the Employer to maintain any benefit plan, nor prohibit the Employer from modifying any such plan as it sees fit from time to time. It is only intended that Employee shall be entitled to participate in any such plan offered for which he may qualify under the terms of any such plan as it may from time to time exist, in accordance with the terms thereof.

2.05    Disability. Any compensation Employee receives under any disability benefit plan provided by the Employer during any period of disability, injury or illness shall be in lieu of the Base Salary compensation which Employee would otherwise receive under Article Two during such period of disability, injury or sickness. Nothing in this Section 2.05 shall be construed to waive Employee’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §1201 et seq.

2.06    Withholding. All salary, bonus and other payments described in this Agreement shall be subject to withholding for federal, state or local taxes, amounts withheld under applicable benefit policies or programs, and any other amounts that may be required to be withheld by law, judicial order or otherwise.

ARTICLE THREE

CONFIDENTIAL INFORMATION
RECORDS AND REPUTATION

3.01    Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable) to which Employee receives or has received access or develops or has developed in whole or in part as a direct or indirect result of his employment with the Employer or through the use of any of the Employer’s facilities or resources:

(1)
Marketing techniques, practices, methods, plans, systems, processes, purchasing information, price lists, pricing policies, quoting procedures, financial information, customer names, contacts and requirements, customer information and data, product information, supplier names, contacts and capabilities, supplier information and data, and other materials or information relating to the manner in which the Employer, its customers and/or suppliers do business;

(2)
Discoveries, concepts and ideas, whether patentable or not, or copyrightable or not, including without limitation the nature and results of research and development activities, processes, formulas, techniques, “know-how,” designs, drawings and specifications;

(3)
Any other materials or information related to the business or activities of the Employer which are not generally known to others engaged in similar businesses or activities or which could not be gathered or obtained without significant expenditure of time, effort and money; and

(4)	All inventions, ideas or other intellectual property that are derived from or relate to Employee’s access to or knowledge of the Company or any of the above enumerated materials and information.

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The Confidential Information shall not include any materials or information of the types specified above to the extent that such materials or information are publicly known. Failure to mark any of the Confidential Information as confidential shall not affect its status as part of the Confidential Information under the terms of this Agreement.

3.02    Ownership of Confidential Information. Employee agrees that the Confidential Information is and shall at all times remain the sole and exclusive property of the Employer. Employee agrees immediately to disclose to the Employer all Confidential Information developed in whole or part by him during the Employment Term and to assign to the Employer any right, title or interest he may have in such Confidential Information.

Without limiting the generality of the foregoing, every invention, improvement, product, process, apparatus, or design which Employee may take, make, devise or conceive, individually or jointly with others, during the period of his employment by the Employer, whether during business hours or otherwise, which relates in any manner to the business of the Employer either now or at any time during the period of his employment, or which may be related to the Employer in connection with its business (hereinafter collectively referred to as “Invention”) shall belong to and be the exclusive property of the Employer and Employee will make full and prompt disclosure to the Employer of every Invention. Employee will assign to the Employer, or its nominee, every Invention and Employee will execute all assignments and other instruments or documents and do all other things necessary and proper to confirm the Employer’s right and title in and to every Invention; and, without limiting the foregoing, Employee will perform all proper acts within his power necessary or desired by the Employer to obtain letters patent in the name of the Employer (at the Employer’s expense) for every Invention in whatever countries the Employer may desire, without payment by the Employer to Employee of any royalty, license fee, price or additional compensation.

3.03.    Non Disclosure of Confidential Information. Except as required in the faithful performance of Employee’s duties hereunder (or as required by law), during the Employment Term and for a period of five (5) years after the termination of such employment (including without limitation by way of resignation), Employee agrees not to directly or indirectly reveal, report, publish, disseminate, disclose or transfer any of the Confidential Information to any person or entity, or utilize for himself or any other person or entity any of the Confidential Information for any purpose (including, without limitation, in the solicitation of existing the Employer customers or suppliers), except in the course of performing duties assigned to him by the Employer. Employee further agrees to use his best endeavors to prevent the use for himself or others, or dissemination, publication, revealing, reporting or disclosure of, any Confidential Information.

3.04    Protection of Reputation. Employee agrees that he will at no time, either during his employment with the Employer or at any time after termination of such employment, engage in conduct which injures, harms, corrupts, demeans, defames, disparages, libels, slanders, destroys or diminishes in any way the reputation or goodwill of the Employer, its subsidiaries, or their respective shareholders, directors, officers, employees, or agents, or the services provided by the Employer or the products sold by the Employer, or its other properties or assets, including, without limitation, its computer systems hardware and software and its data or the integrity and accuracy thereof.

3.05    Records and Use of the Employer Facilities. All notes, data, reference materials, memoranda and records, including, without limitation, data on the Employer’s computer system, computer reports, products, customers and suppliers lists and copies of invoices, in any way relating to any of the Confidential Information or the Employer’s business (in whatever form existing, including, without limit, electronic) shall belong exclusively to the Employer, and Employee agrees to maintain them in a manner so as to secure their confidentiality and to turn over to the Employer all copies of such materials (in whole or in part) in his possession or control at the request of the Employer or, in the absence of such a request, upon the termination of Employee’s employment with the Employer. Upon termination of Employee’s employment with the Employer, Employee shall immediately refrain from seeking access to the Employer’s (a) telephonic voice mail, E-mail or message systems, (b) computer system and (c) computer data bases and software. The foregoing shall not prohibit Employee from using the Employer’s public Internet (not intranet) site.

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ARTICLE FOUR

NON-COMPETE AND NON-SOLICITATION COVENANTS

4.01    Non-Competition and Non-Solicitation. Employee acknowledges that it may be very difficult for him to avoid using or disclosing the Confidential Information in violation of Article Three above in the event that he is employed by any person or entity other than the Employer in a capacity similar or related to the capacity in which he is employed by the Employer. Employee also acknowledges that the Company has entered into, and consummated the transactions contemplated in, the Purchase Agreement with the understanding, inter alia, that the provisions of this Article Four will be complied with by Employee. Accordingly, Employee agrees that he will not, during the Employment Term and for a period ending five years following termination of employment (including without limitation by way of resignation):

(a)    Directly or indirectly (whether or not for compensation or profit) through any other individual or entity whether as an officer, director, shareholder, creditor, partner, promoter, proprietor, associate, employee, representative or otherwise, become or be interested in, or associated with, any individual or entity, other than the Company, engaged in any business or enterprise the nature of which is competitive with that of the Company in the territories served by the Company; provided however, that, anything above to the contrary notwithstanding, Employee may, after the date of this Agreement, own as inactive investors, securities of any corporation engaged in any prohibited business as described above which is publicly traded on a national securities exchange or in the over the counter market, so long as the holdings of Employee and his Affiliates, in the aggregate, constitute less than 1% of the outstanding voting securities of such corporation.
(b)    Directly or indirectly (whether or not for compensation or profit) through any other individual or entity call upon, solicit, entice, persuade or induce any individual which is or has been a customer or supplier of IMES, Inc. or the Company to terminate, reduce, not enter into, or refrain from renewing or extending with the Company its contractual or other relationship that such customer or supplier has with the Business or the Company (or has had with IMES, Inc.) and shall not approach, respond to, or otherwise deal with any such customer or supplier for such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
(c)    Take no action, formal or informal, direct or indirect, to (a) solicit the employment of or hire any employees while such person is, or was within the twenty four (24) month period prior to his or her solicitation of employment, an employee of the Company or one of its Affiliates, other than through general advertising not specifically directed at such employees, or (b) solicit, entice, induce or encourage any employees or any other employee, consultant or independent contractor of the Company to terminate his, her or its relationship with the Company in order to become an employee of, or a consultant or independent contractor to, a person other than the Company.
4.02    Nothing in this Article Four (other than the last sentence of this Section 4.02) shall prohibit Employee from directly or indirectly owning any interest in Mobile Radiology Solutions, (PR LLC), and nothing herein shall prevent Employee from managing, controlling, promoting, assisting, rendering services for, participating in (whether as an officer, director, creditor, promoter, proprietor, associate, agent, executive, partner, consultant, or sales representative) financially or otherwise, Mobile Radiology Solutions, (PR LLC). Nothing in this Article Four (other than the last sentence of this Section 4.02) shall prevent Mobile Radiology Solutions, (PR LLC) from purchasing CT Scanners of any make or model and leasing such scanners to any person or entity as determined in the sole discretion of Employee. The provisions in this Section 4.02 shall not apply to the extent that any activity described herein shall compete with or otherwise negatively impact the Company, as reasonably determined by the Company.
4.03    Each of the terms, provisions and restrictions of this Article Four, including without limitation, Section 4.01, is and is deemed to be severable, in whole or in part, and if any term, provision or restriction or the application thereof in any circumstances should be invalid, illegal or unenforceable the remaining terms, provisions and restrictions or the application thereof to circumstances other than those to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

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4.04    In the event of any breach or violation of the restrictions contained in this Article Four the period therein specified shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation shall be fully and finally cured.
ARTICLE FIVE

TERMINATION

5.01    Termination by the Employer for Cause. The Employer shall have the right to terminate Employee’s employment at any time for “cause.” Prior to such termination, the Employer shall provide Employee with written notification of any and all allegations constituting “cause” and Employee shall be given five (5) working days after receipt of such written notification to respond to those allegations in writing. Upon receipt of Employee’s response, the Employer shall meet with Employee to discuss the allegations.

For purposes hereof, “cause” shall mean (i) an act or acts of personal dishonesty taken by Employee and intended to result in personal enrichment of Employee, (ii) material violations by Employee of Employee’s obligations or duties, or under any terms of, this Agreement, which are not remedied in a reasonable period (not to exceed ten (10) days) after receipt of written notice thereof from the Employer, (iii) any violation by Employee of any of the provisions of Articles Three or Four, (iv) Employee being charged, indicted or convicted (by trial, guilty or no contest plea or otherwise) of (a) a felony, (b) any other crime involving moral turpitude, or (c) any violation of law which would impair the ability of the Employer or any affiliate to obtain any license or authority to do any business deemed necessary or desirable for the conduct of its actual or proposed business, or (v) any material breach by Employee of the representations and warranties or other agreements under the Purchase Agreement.

5.02    Termination by the Employer Because of Employee’s Disability, Injury or Illness. The Employer shall have the right to terminate Employee’s employment if Employee is unable to perform the duties assigned to him by the Employer because of Employee’s disability, injury or illness, provided however, such inability must have existed for a total of one hundred eighty (180) consecutive days before such termination can be made effective. Any compensation Employee receives under any disability benefit plan provided by the Employer during any period of disability, injury or illness shall be in lieu of the Base Salary compensation which Employee would otherwise receive under Article Two during such period of disability, injury or sickness.

5.03    Termination as a Result of Employee’s Death. Subject to Section 5.06 below, the obligations of the Employer to Employee pursuant to this Agreement shall automatically terminate upon Employee’s death.

5.04    Termination by the Employer for any Other Reason. The Employer shall have the right to terminate Employee’s employment at any time for any reason upon written notice to Employee.

5.05    Termination by Employee. Subject to the provisions of Articles Three and Four above, Employee may terminate his employment by the Employer at any time by sixty (60) days prior written notice to the Employer. In such event the Employer may elect to terminate the employment at any time after receipt of the notice; provided however, for compensation purposes, the date of termination shall be the last day of the notice period.

5.06    Compensation on Termination. If Employee’s employment is terminated under Sections 5.01, 5.02, 5.03, 5.04 or 5.05 above, the Employer’s obligation to pay Employee’s Base Salary and Auto Allowance shall cease on the date on which the termination of employment occurs and shall be prorated and accrued to the date of termination. The Employer’s obligations and Employee’s rights with respect to Stock Awards, Options and Other Benefits, if any, shall be governed by the provisions of the plans under which they are granted (if so granted).

If Employee’s employment is terminated under Sections 5.01 or 5.05 above, the Employer’s obligation to pay the amounts set forth in Section 2.02 above shall cease on the date on which the termination of employment occurs and shall be prorated and accrued to the date of termination. If Employee’s employment is terminated under Sections 5.02, 5.03 or 5.04 above, then so long as Employee provides such assistance and time as may reasonably be required

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by the Employer to effect a smooth transition to the employee(s) assuming Employee’s duties and responsibilities, the Employer’s obligation to pay the amounts set forth in Section 2.02 shall continue until the fifth anniversary of this Agreement, it being understood that in the event of Employee’s death such obligation shall be owed exclusively to Employee’s estate.

If Employee is a “Specified Employee”, as defined in Internal Revenue Code Section 409A and the regulations promulgated thereunder, on the date of his termination of employment, amounts otherwise payable within the first six (6) calendar months following Employee’s termination of employment, if any, shall be delayed, to the extent necessary for Employee to avoid the adverse tax consequences imposed under Code Section 409A. On the first business day of the seventh calendar month immediately following Employee’s termination of employment, payment of any such aggregate amount of the delayed cash payment shall be paid in a lump sum. The Employer’s obligations and Employee’s rights with respect to Stock Awards, Options and Other Benefits, if any, shall be governed by the provisions of the plans under which they are granted and paid or provided to the date on which Employee’s employment is so terminated.

ARTICLE SIX

REMEDIES

6.01    Employee acknowledges that the restrictions contained in this Agreement will not prevent him from obtaining such other gainful employment he may desire to obtain or cause him any undue hardship and are reasonable and necessary in order to protect the legitimate interests and expectations of the Employer and that violation thereof would result in irreparable injury to the Employer. Employee therefor acknowledges and agrees that in the event of a breach or threatened breach by Employee of the provisions of Article Three or Article Four or Section 1.03, the Employer shall be entitled (without the requirement of posting a bond) to an injunction restraining Employee from such breach or threatened breach and Employee shall lose all rights to receive any payments under this Agreement, including without limitation those provided for in Section 2.02. Nothing herein shall be construed as prohibiting or limiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach; the rights hereinabove mentioned being in addition to and not in substitution of such other rights and remedies. The period of restriction specified in Article Four shall abate during the time of any violation thereof, and the portion of such period remaining at the commencement of the violation shall begin to run until the violation is fully and finally cured.

6.02    Survival. The provisions of this Article Six and of Articles Three and Four shall survive the termination or expiration of this Agreement.

ARTICLE SEVEN

MISCELLANEOUS

7.01    Assignment. Employee and the Employer acknowledge and agree that the covenants, terms and provisions contained in this Agreement constitute a personal employment contract and the rights and obligations of the parties thereunder cannot be transferred, sold, assigned, pledged or hypothecated, excepting that the rights and obligations of the Employer under this Agreement may be assigned or transferred pursuant to a sale of the business, merger, consolidation, share exchange, sale of substantially all of the Employer’s assets or of the business unit or division for which Employee is performing services, or other reorganization described in Section 368 of the Code, or through liquidation, dissolution or otherwise, whether or not the Employer is the continuing entity, provided that the assignee, or transferee is the successor to all or substantially all of the assets of the Employer or of the business unit or division for which Employee is performing services and such assignee or transferee assumes the rights and duties of the Employer, if any, as contained in this Agreement, either contractually or as a matter of law.

7.02    Severability. Should any of Employee’s obligations under this Agreement or the application of the terms or provisions of this Agreement to any person or circumstances, to any extent, be found illegal, invalid or unenforceable in any respect, such illegality, invalidity or unenforceability shall not affect the other provisions of this

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Agreement, all of which shall remain enforceable in accordance with their terms, or the application of such terms or provisions to persons or circumstances other than those to which it is held illegal, invalid or unenforceable. Despite the preceding sentence, should any of Employee’s obligations under this Agreement be found illegal, invalid or unenforceable because it is too broad with respect to duration, geographical or other scope, or subject matter, such obligation shall be deemed and construed to be reduced to the maximum duration, geographical or other scope, and subject matter allowable under applicable law.

The covenants of Employee in Articles Three and Four and each subparagraph of Section 4.01 are of the essence of this Agreement; they shall be construed as independent of any other provision of this Agreement; and the existence of any claim or cause of action of Employee against the Employer, whether predicated on the Agreement or otherwise shall not constitute a defense to enforcement by the Employer of any of these covenants. The covenants of Employee shall be applicable irrespective of whether termination of employment hereunder shall be by the Employer or by Employee, whether voluntary or involuntary, or whether for cause or without cause.

7.03    Notices. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person or three (3) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the party at its or his last known addresses. The address of any party may be changed by notice in writing to the other parties duly served in accordance herewith.

7.04    Waiver. The waiver by the Employer or Employee of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof. Failure by any party to claim any breach or violation of any provision of this Agreement shall not constitute a precedent or be construed as a waiver of any subsequent breaches hereof.

7.05    Continuing Obligation. The obligations, duties and liabilities of Employee pursuant to Articles Three and Four of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided herein and survive the termination of this Agreement.

7.06    No Conflicting Obligations or Use. The Employer does not desire to acquire from Employee any secret or confidential know-how or information which he may have acquired from others nor does it wish to cause a breach of any non compete or similar agreement to which Employee may be subject. Employee represents and warrants that (i) other than for this Agreement, he is not subject to or bound by any confidentiality agreement or non disclosure or non compete agreement or any other agreement having a similar intent, effect or purpose or that would otherwise prevent, or make unlawful, the Employee being employed by the Company or performing his obligations hereunder to the Company, and (ii) he is free to use and divulge to the Employer, without any obligation to or violation of any right of others, any and all information, data, plans, ideas, concepts, practices or techniques which he will use, describe, demonstrate, divulge, or in any other manner make known to the Employer during the performance of services

7.07    Attorneys Fees. In the event that Employee has been found to have violated any of the terms of Articles Three or Four of this Agreement either after a preliminary injunction hearing or a trial on the merits or otherwise, Employee shall pay to the Employer the Employer’s costs and expenses, including attorneys fees, in enforcing the terms of Articles Three or Four of this Agreement.

7.08    Advise New Employers. During Employee’s employment with the Employer and for five (5) years thereafter, Employee will communicate the contents of Articles Three and Four to any individual or entity which Employee intends to be employed by, associated with, or represent which is engaged in a business which is competitive to the business of the Employer.

7.09    Captions. The captions of Articles and Sections this Agreement are inserted for convenience only and are not to be construed as forming a part of this Agreement.

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7.10    Governing Law. This Agreement will be governed by the laws of the State of Illinois without regard to conflict of laws principles.

[Signature page follows]

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EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND FULLY UNDERSTANDS EACH AND EVERY PROVISION OF THE FOREGOING AND DOES HEREBY ACCEPT AND AGREE TO THE SAME.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMPLOYEE                        EMPLOYER

/s/ Lee A. McIntyre III                    /s/ Edward J. Richardson
Lee A. McIntyre III    Edward J. Richardson
CEO and Chairman of the Board

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